U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     MAHER                           JOSEPH
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     (Last)                            (First)              (Middle)

     9301 SAN JOSE STREET
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                                    (Street)

     REDFORD                           MI                     48239
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   (City)                            (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     SYNTHONICS TECHNOLOGIES, INC.      (SNNT)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     DECEMBER 1999
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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [X]  Other (specify below)

          DIRECTOR - RESIGNED 1999
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of

                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $0.01 PAR VALUE         10/1/97        P                10,000     A      $10.000   10,000        D
------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $0.01 PAR VALUE         5/18/98        P               100,000     A      $20.000  100,000        D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of        ship
                2.                                                                                       Deriv-    of
                Conver-                    5.                                 7.                         ative     Deriv-   11.
                sion                       Number of                          Title and Amount           Secur-    ative    Nature
                or                         Derivative       6.                of Underlying     8.       ities     Secur-   of
                Exer-                      Securities       Date              Securities        Price    Bene-     ity:     In-
                cise     3.                Acquired (A)     Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                Price    Trans-   4.       or Disposed      Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.              of       action   Trans-   of (D)           (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of        Deriv-   Date     action   (Instr. 3,       ----------------            or      Secur-   of        direct   Owner-
Derivative      ative    (Month/  Code     4 and 5)         Date     Expira-            Number  ity      Year      (I)      ship
Security        Secur-   Day/     (Instr.  ------------     Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)      ity      Year)    8)       (A)     (D)      cisable  Date     Title     Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------
OPTION TO       $1.00   9/30/97   A         30,000          CURRENT  12/31/03 COMMON     30,000           30,000    D
PURCHASE                                                                      STOCK
SHARES OF       -------------------------------------------------------------------------------------------------------------------
COMMON          $1.00   10/1/97   A        750,000          10/1/00  9/30/03  COMMON    750,000          250,000    D
STOCK                                                                         STOCK
$0.01 PAR       -------------------------------------------------------------------------------------------------------------------
VALUE OF        $1.00   10/1/97   A                500,000  10/1/00  9/30/03  COMMON    FORFEITED UPON RESIGNATION
SYNTHONICS                                                                    STOCK
TECHNOLOGIES,   -------------------------------------------------------------------------------------------------------------------
INC.            $0.53   12/31/98  A         78,195          12/31/98 12/31/03 COMMON     78,195           78,195    D
                                                                              STOCK
                -------------------------------------------------------------------------------------------------------------------
                $0.10   10/1/99   A         53,453          10/1/99  9/30/03  COMMON     53,453           53,453    D
                                                                              STOCK
                -------------------------------------------------------------------------------------------------------------------

================================================================================================================================

Explanation of Responses:







The above is correct as of 12/31/99.

     /S/ JOSEPH MAHER                                       February 9, 2000
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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